Exhibit 99.1

Peridot Acquisition Corp. Announces the Separate Trading of its Class A Ordinary

Shares and Warrants Commencing November 16, 2020

HOUSTON, November 16, 2020—(BUSINESS WIRE)—Peridot Acquisition Corp. (NYSE: PDAC.U) (the “Company”) announced that, commencing November 16, 2020, holders of the units sold in the Company’s initial public offering of 30,000,000 units, completed on September 28, 2020, may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “PDAC.U,” and the separated Class A ordinary shares and warrants are expected to trade on the NYSE under the symbols “PDAC” and “PDAC WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. UBS Securities LLC and Barclays Capital Inc. acted as joint book-running managers and Tudor, Pickering, Holt & Co. Securities acted as co-manager of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 23, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Peridot Acquisition Corp.

Peridot Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is targeting companies that focus on environmentally sound infrastructure, industrial applications and disruptive technologies that eliminate or mitigate greenhouse gas (GHG) emissions and/or enhance resilience to climate change. The Company’s sponsor is an affiliate of Carnelian Energy Capital Management, L.P., an investment firm that focuses on opportunities in the North American energy space in partnership with best-in-class management teams.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Peridot Acquisition Corp.

www.peridotspac.com

Jeffrey Gilbert

(713) 322-7321

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